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                                                                    EXHIBIT 12.1


                      RELIANT ENERGY, INC. AND SUBSIDIARIES
          RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES

                                                           THREE MONTHS ENDED MARCH 31,
                                                           ----------------------------
                                                              2003 (1)       2004 (1)
                                                           -------------   ------------
                                                           (IN THOUSANDS, EXCEPT RATIO
                                                                     AMOUNTS)
Fixed charges:
  Interest expense ....................................     $  97,033      $  110,174
  Capitalized interest ................................        17,569          16,717
  Interest within rent expense ........................        22,478          26,607
                                                            ---------      ----------
    Total fixed charges ...............................     $ 137,080      $  153,498
                                                            =========      ==========

Earnings from continuing operations:

  Loss from continuing operations before income taxes..     $ (74,784)     $  (72,427)
  Loss of equity investments of unconsolidated
    subsidiaries ......................................         1,210             806
                                                            ---------      ----------
      Subtotal ........................................     $ (73,574)     $  (71,621)
                                                            ---------      ----------
  Plus -

    Fixed charges from above ..........................       137,080         153,498
    Amortization of capitalized interest ..............         1,149           1,847
    Distributed income of equity investees ............         1,000           2,100
  Less -
    Capitalized interest ..............................       (17,569)        (16,717)
                                                            ---------      ----------
                                                            $  48,086      $   69,107
                                                            =========      ==========
Ratio of earnings from continuing operations to
  fixed charges .......................................             -               -
                                                            =========      ==========

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(1)   For the three months ended March 31, 2003 and 2004, our earnings were insufficient to cover our fixed charges by $89 million and $84 million, respectively.